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                                                                                                      EXHIBIT 12
                                                                                                      ----------

                                             NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                                   STATEMENT OF COMPUTATION OF
                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                (in thousands, except ratio data)


                                                                   Y-T-D through              For the Twelve Months
                                                                   March 31, 1999            Ended December 31, 1998*
                                                                   --------------            ------------------------

      Earnings (loss) available to
        fixed charges:
        Income before income taxes                                    $(55,022)                      $261,345
        Fixed charges:
          Interest expense                                              25,261                         22,333
          Portion of rent determined
            to be interest (1)                                          10,765                          6,807
          Minority interest in
            income of subsidiary trust                                   6,712                          6,678
      Eliminate equity in earnings                                      (1,820)                        (2,775)
                                                                      --------                       --------
                                                                      $(14,104)                      $294,388
                                                                      ========                       ========
      Fixed charges:
        Interest expense                                                25,261                         22,333
        Portion of rent determined
          to be interest (1)                                            10,765                          6,807

        Minority interest in
          income of subsidiary trust                                     6,712                          6,678
                                                                      --------                       --------
                                                                      $ 42,738                       $ 35,818
                                                                      ========                       ========
      Ratio of earnings to fixed charges                                 N/A(2)                          8.22

     (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.
     (2) Earnings were inadequate to cover fixed charges for the three months ended March 31, 1999.

     *Restated for the March 1999 merger with Rubbermaid Incorporated, and the merger with Calphalon on May 7, 1998, both of which were accounted for as poolings of interests.
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